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                                                                    Exhibit 10.1


                                    EXHIBIT B

                                OPTION AGREEMENT

         This Option Agreement ("Option Agreement") is dated as of March 27, 2000, between Mid-Coast Bancorp, Inc., a Delaware corporation ("Mid-Coast") and Union Bankshares Company. ("Union Bankshares"), a Maine corporation.

                                    RECITALS

         WHEREAS, the Boards of Directors of Mid-Coast and Union Bankshares have approved an Agreement and Plan of Merger by and between Union Bankshares and Mid-Coast ("Merger Agreement") dated as of the date hereof providing for the merger of Mid-Coast into Union Bankshares;

         WHEREAS, as a condition to Union Bankshares' entry into the Merger Agreement and to induce such entry, Mid-Coast has agreed to grant to Union Bankshares the option set forth herein to purchase authorized but unissued shares of Mid-Coast Common Stock;

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.       Definitions.

         Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

2.       Grant of Option.

         Subject to the terms and conditions set forth herein, Mid-Coast hereby grants to Union Bankshares an option ("Option") to purchase up to 149,960 shares of Mid-Coast Common Stock, at a price of $6.00 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event Mid-Coast issues or agrees to issue any shares of Mid-Coast Common Stock (other than as permitted under the Merger Agreement) at a price less than $6.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price; in no event, however, shall the number of shares for which the Option is exercisable exceed 19.9% of Mid-Coast's issued and outstanding Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

3.       Exercise of Option.

         (a) Subject to compliance with applicable laws and regulations and unless Union Bankshares shall have breached in any material respect and failed to cure any material covenant or representation contained in the Merger Agreement, Union Bankshares may exercise the Option, in whole or part, at any time following the occurrence of a Purchase Event (as defined below).


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         (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

         i. Mid-Coast or any of its Subsidiaries (each an "Mid-Coast Subsidiary"), without having received Union Bankshares' prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Union Bankshares or any of its Subsidiaries (each a "Union Bankshares Subsidiary") or the Board of Directors of Mid-Coast shall have recommended that the stockholders of Mid-Coast approve or accept any Acquisition Transaction or shall have failed to publicly oppose an Acquisition Transaction, in each case with any person other than Union Bankshares or a Union Bankshares Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Mid-Coast or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") of Mid-Coast, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Mid-Coast or any Significant Subsidiary of Mid-Coast, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Mid-Coast or any Significant Subsidiary of Mid-Coast, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase, liquidation, dividend in kind, reorganization or similar transaction involving only Mid-Coast and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

         ii. Mid-Coast or any Mid-Coast Subsidiary, without having received Union Bankshares' prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Union Bankshares or a Union Bankshares Subsidiary, or the Board of Directors of Mid-Coast shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Union Bankshares, its recommendation that the stockholders of Mid-Coast approve the transactions contemplated by the Merger Agreement;

         iii. The shareholders of Mid-Coast shall have voted and failed to approve and adopt the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), any person (other than the Union Bankshares or a Union


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         Bankshares Subsidiary) shall have made a proposal to Mid-Coast or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

         iv. Any person other than Union Bankshares, any Union Bankshares Subsidiary or any Mid-Coast Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

         v. Any person other than Union Bankshares or any Union Bankshares Subsidiary shall have made a bona fide proposal to Mid-Coast or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

         vi. After an overture is made by a third party to Mid-Coast or its stockholders to engage in an Acquisition Transaction, Mid-Coast shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Union Bankshares to terminate the Merger Agreement and (y) shall not have been cured to the satisfaction of Union Bankshares; or

         vii. Any person other than Union Bankshares or any Union Bankshares Subsidiary, other than in connection with a transaction to which Union Bankshares has given its prior written consent, shall have filed an application or notice with any Regulatory Authority, whether in draft or final form, for approval to engage in an Acquisition Transaction.

         (c) In the event Union Bankshares determines to exercise the Option, it shall send to Mid-Coast a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than twenty (20) business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any Regulatory Authority is required in connection with such purchase, Union Bankshares shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         (d) The Option shall expire and terminate to the extent not previously exercised, upon the earliest to occur of the following (each a "Termination Event"):

         i.       the Effective Date of the Merger; or

         ii.      eight (8) months after the occurrence of a Purchase Event; or


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         iii.     the Merger Agreement is terminated in accordance with its
                  terms except for any termination resulting from a material breach by Mid-Coast of any of its representations, warranties or covenants, or the failure of the stockholders of Mid-Coast to approve the Merger Agreement; or

         iv.      (iv) December 31, 2000.

         (e) Notwithstanding the termination of the Option, Union Bankshares shall be entitled to purchase any shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         (f) Mid-Coast shall notify Union Bankshares promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Mid-Coast shall not be a condition to the right of Union Bankshares to exercise the Option.

   4.    Payment and Delivery of Certificates.

         (a) At the closing referred to in Section 3 hereof, Union Bankshares shall pay to Mid-Coast the aggregate purchase price for the shares of Mid-Coast Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Mid-Coast or if no account has been designated in a manner determined to be reasonable by Union Bankshares.

         (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Mid-Coast shall deliver to Union Bankshares a certificate or certificates representing the number of shares of Mid-Coast Common Stock purchased by Union Bankshares and Union Bankshares shall deliver to Mid-Coast a letter agreeing that Union Bankshares will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

   5.    Representations.

   Mid-Coast hereby represents, warrants and covenants to Union Bankshares as follows:

         (a) Mid-Coast shall at all times maintain sufficient authorized but unissued shares of Mid-Coast Common Stock so that the Option may be exercised without authorization of additional shares of Mid-Coast Common Stock.

         (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

         (c) Mid-Coast will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by it; and will promptly take all


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action as may from time to time be required (including cooperating fully with
Union Bankshares in preparing applications or notices and providing information with respect to regulatory approval) in order to permit Union Bankshares to exercise the Option and Mid-Coast duly and effectively to issue shares of Mid-Coast Common Stock pursuant hereto.

   6.    Adjustment Upon Changes in Capitalization.

         If Mid-Coast should split or combine the Mid-Coast Common Stock, or pay a stock dividend or other stock distribution in Mid-Coast Common Stock, or otherwise change the Mid-Coast Common Stock into any other securities, or make any other dividend or distribution in respect of the Mid-Coast Common Stock (other than normal cash dividends), then the number of shares of Mid-Coast Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Mid-Coast Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Mid-Coast to breach any provisions of the Merger Agreement. Whenever the number of shares of Mid-Coast Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 6, the Option exercise price shall be adjusted by multiplying the Option exercise price by a fraction, the numerator of which shall be equal to the number of shares of Mid-Coast Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Mid-Coast Common Stock purchasable after the adjustment.

   7.    Registration Rights.

         Mid-Coast shall, if requested by Union Bankshares, as expeditiously as possible file a registration statement in order to permit the sale or other disposition of this Option and/or the shares of Mid-Coast Common Stock acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Union Bankshares. Union Bankshares shall provide all information reasonably requested by Mid-Coast for inclusion in any registration statement to be filed hereunder. Mid-Coast will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of one year from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at Mid-Coast's expense except for underwriting commissions and the fees and disbursements of Union Bankshares' counsel attributable to the registration. A second registration may be requested hereunder at Union Bankshares' expense. In no event shall Mid-Coast be required to effect more than two registrations hereunder. If requested by Mid-Coast, in connection with any such registration, Union Bankshares will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included by a selling shareholder in such underwriting agreements.

   8.    Certain Puts.

         (a) Upon the occurrence of a Purchase Event that occurs prior to termination of the Option, (i) at the request of Union Bankshares, delivered while the Option (in whole or part) is exercisable, Mid-Coast shall repurchase the Option from Union Bankshares at a price


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equal to (x) the amount by which (a) the market/offer price (as defined below)
exceeds (b) the Option exercise price, multiplied by (y) the number of shares for which the Option may then be exercised; and (ii) at the request from time to time of the owner of shares purchased pursuant to the Option, delivered while the Option (in whole or part) is exercisable (or, if it has been fully exercised, would have been exercisable had such exercise not been made), Mid-Coast shall repurchase such number of the shares issued pursuant to the Option from the owner as the owner shall designate at a price equal to the market/offer price multiplied by the number of such shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Mid-Coast Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Mid-Coast Common Stock to be paid by any third party pursuant to any merger, consolidation, share exchange or other agreement with Mid-Coast entered into after the date hereof,
(iii) the average closing price for shares of Mid-Coast Common Stock within the 30-day period immediately preceding the date Union Bankshares gives notice of the required repurchase of this Option or the owner gives notice of the required repurchase of shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Mid-Coast's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Mid-Coast as determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree) divided by the number of shares of Mid-Coast Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree), and such determination shall be conclusive and binding on all parties.

         (b) Union Bankshares or the owner, as the case may be, may exercise its right to require Mid-Coast to repurchase the Option and any shares pursuant to this Section 8 by surrendering for such purpose to Mid-Coast, at its principal office, this Option Agreement or certificates for the shares, as applicable, accompanied by a written notice or notices stating that Union Bankshares or the owner, as the case may be, elects to require Mid-Coast to repurchase the Option and/or the shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing shares and the receipt of such notice or notices relating thereto, Mid-Coast shall deliver or cause to be delivered to Union Bankshares or the owner of the shares, the applicable repurchase price therefor or the portion thereof that Mid-Coast is not then prohibited from so delivering under applicable law and regulation.

         (c) Mid-Coast hereby undertakes to use its best efforts to obtain all required regulatory and legal consents and to file any required notices in order to accomplish any repurchase contemplated by this Section 8. To the extent that Mid-Coast is prohibited under applicable law or regulation from repurchasing the Option and/or the shares in full, Mid-Coast shall immediately so notify Union Bankshares and the owner, if applicable, and thereafter deliver or cause to be delivered, from time to time, the portion of the repurchase price that it is no longer prohibited from delivering. If Mid-Coast at any time after delivery of a notice of repurchase pursuant to Section 8 is prohibited under applicable law or regulation from delivering the repurchase price in full (and Mid-Coast hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Union Bankshares and/or the owner may revoke its notice of repurchase either in whole or to the extent of the prohibition.


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   9.    Total Profit. Notwithstanding any other provision of this Option
Agreement to the contrary, in no event shall Union Bankshares' Total Profit (as defined below) exceed $800,000 and, if it otherwise would exceed such amount, Union Bankshares, at its sole election, shall either (A) reduce any remaining shares of Mid-Coast Common Stock subject to the Option, (B) deliver to Mid-Coast for cancellation without consideration shares of Mid-Coast Common Stock previously purchased by Union Bankshares pursuant to the exercise of the Option,
(C) pay cash to Mid-Coast, (D) increase the per share exercise price, or (E) any combination of the foregoing, so that Union Bankshares' actually realized Total Profit shall not exceed $800,000 after taking into account the foregoing actions.

         As used in this Option Agreement, the term "Total Profit" shall mean the aggregate sum (prior to the payment of taxes) of the following: (i) any net cash amounts received by Union Bankshares pursuant to the sale of shares of Mid-Coast Common Stock received pursuant to the exercise of the Option (or any other securities into which such shares shall be converted or exchanged) to any unaffiliated person less Union Bankshares' purchase price of such shares, (ii) any amount received by Union Bankshares pursuant to Mid-Coast's repurchase of shares of Mid-Coast Common Stock received pursuant to the exercise of the Option less Union Bankshares' purchase price of such shares, and (iii) any amount received by Union Bankshares' pursuant to Mid-Coast's repurchase of the Option (or any portion thereof).

   10.   Severability.

   If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Mid-Coast Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Mid-Coast to allow the holder to acquire or to require Mid-Coast to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   11.   Miscellaneous.

         (a) Extension. The period for exercise by Union Bankshares and its assignees of any rights under this Option Agreement shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         (b) Consents. Each of Union Bankshares and Mid-Coast will use its best efforts to make all filings with, and to obtain consents of, all third parties and regulatory authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including without limitation applying to the FRB and the Maine Bureau of Banking for approval to acquire the shares issuable hereunder.


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         (c) Expenses. Except as otherwise expressly provided herein or in the
Merger Agreement each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (d) Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior agreements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereof, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (e) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

         (f) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

Mid-Coast

Mid-Coast Bancorp, Inc.
1768 Atlantic Highway
Waldoboro, Maine  04572
Attn: Wesley E. Richardson
Fax Number: (207) 832-7516

Copy to:   Richard Schaberg, Esq.
           Thacher Proffitt & Wood
           1700 Pennsylvania Avenue, N.W.
           Washington, DC  20006
           Fax Number:  (202) 347-6238

Union Bankshares

Union Bankshares Co.
66 Main Street
P. O. Box 479
Ellsworth, Maine  04605
Attn: Peter A. Blyberg
Fax Number:  (207) 667-2865


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Copy to:   Kenneth F. Ehrlich, Esq.
           Peabody & Arnold, LLP
           50 Rowes Wharf
           Boston, Massachusetts  02110
           Fax Number: (617) 951-2125

   A party may change its address for notice purposes by written notice to the other party hereto.

         (g) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (h) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         (i) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such state, and such federal laws as may be applicable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]


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         IN WITNESS WHEREOF, each of the parties hereto has executed this Option
Agreement as of the day and year first written above.


                                       MID-COAST BANCORP, INC.


                                       By: /s/ Peter A. Blyberg
                                           -------------------------------------
                                       Name: Peter A. Blyberg
                                       Title: President

Attest:


/s/ Sally Hutchins
----------------------------

                                       UNION BANKSHARES COMPANY


                                       By: /s/ Wesley E. Richardson
                                           -------------------------------------
                                       Name: Wesley E. Richardson
                                       Title:  President
Attest:


/s/ Samuel Cohen
----------------------------



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